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                                  Exhibit 10.8

           SUMMARY OF COMPANY'S 1997 MANAGEMENT INCENTIVE PLAN (MIP)
                             Pitt-Des Moines, Inc.



Under the terms of the MIP, a minimum rate of return of (threshold) on stockholders' equity must be achieved before bonuses can be awarded. The threshold for executive officers was established at the after-tax cost of capital on the assumption that returns in excess of the threshold would lead to increases in stockholder value. Once this criteria is met, the total amount of bonus available for distribution to eligible executive officers, including the Company's Chief Executive Officer ("CEO") under the MIP is based on a percentage in excess of the minimum return on stockholders' equity. Individual bonus amounts paid to the Company's executive officers for services rendered in 1997, including the CEO, were based on a pre-determined percentage limitation on each individual's base salary (in no case does the applicable limit exceed 100% of base salary) and the percentage of the overall MIP target achieved. These pre-determined percentages were established by the Compensation Committee.

Under the terms of the MIP, the Company's eligible executive officers were entitled to receive and were awarded bonuses under the MIP for the year ended December 31, 1997.